                                                                    EXHIBIT 4(h)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             [213 WASHINGTON STREET
                           NEWARK, NEW JERSEY 07102]

         HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT SCHEDULE SUPPLEMENT

ANNUITY  NUMBER:  [001-0001]

EFFECTIVE DATE OF THE HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT RIDER: [Issue Date of the Annuity]

[SINGLE][SPOUSAL]  DESIGNATED  [LIFE][LIVES]:

     [John Doe]     DATE OF BIRTH: [February 21, 1945]
     [Mary Doe]     DATE OF BIRTH: [January 1, 1946]

ROLL-UP  RATE:  [5.0%  per  year]

ANNUAL INCOME PERCENTAGE:

 ATTAINED AGE OF     ANNUAL      ATTAINED AGE OF     ANNUAL
SINGLE DESIGNATED    INCOME      YOUNGER SPOUSAL     INCOME
      LIFE         PERCENTAGE    DESIGNATED LIFE   PERCENTAGE
-----------------  ----------   -----------------  ----------
Less than 55               [3%  Less than 55             [2.5%
55 - less than 65           4%  55 - less than 65         3.5%
65 - less than 85           5%  65 - less than 85         4.5%
85 or older                 6%] 85 or older               5.5%]

MINIMUM GUARANTEE PAYMENT: [$100]

TARGET ANNIVERSARY DATE(S):  [The 12\th\ Anniversary of the Effective Date]

GUARANTEED BASE VALUE MULTIPLIER:

TARGET ANNIVERSARY                       GUARANTEED BASE VALUE
     DATE                                      MULTIPLIER
------------------                       ---------------------
12\th\ Anniversary of the Effective Date          [200%]

PERIODIC VALUE CUT-OFF DATE:  [Not Applicable]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: You have elected this Rider on a [Single Designated Life] [Spousal Designated Lives] basis. Therefore the charge for the Rider is an annualized rate of [1.00] [1.10]%.

ACCOUNT VALUE "FLOOR": The lesser of [$500] or [5%] of the sum of the Account Value on the Effective Date and any subsequent Adjusted Purchase Payments.

P-SCH-PRVA-HD(8/12)-NY                    1

                   HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

                          TRANSFER CALCULATION FORMULA

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

o C\\u\\ the upper target is established on the Effective Date and is not changed for the life of the guarantee.

o C\\us\\ the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

o C\\t\\ the target is established on the Effective Date and is not changed for the life of the guarantee.

o C\\l\\ the lower target is established on the Effective Date and is not changed for the life of the guarantee.

o L       the target value as of the current Valuation Day.

o r       the target ratio.

o a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

o V       the total value of all elected Sub-accounts in the Annuity.

o B       the total value of all Transfer Account allocations.

o P the Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greatest of
          (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) the Protected Withdrawal Value on any Anniversary of the Issue Date subsequent to the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Anniversary of the Issue Date, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments, and adjusted for Withdrawals, as described in the Rider.

o T       the amount of a transfer into or out of the Transfer Account

o T\\M\\  the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula.

Target values are subject to change for new elections of the Rider on a going-forward basis.

     L = 0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

     Target Ratio r = (L - B) / V

     - If on the third consecutive Valuation Day r > C\\u\\ and r < C\\us\\ or if on any day r > C\\us\\ and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts are transferred to the Transfer Account in accordance with the "Transfer" section of the Rider.

P-SCH-PRVA-HD(8/12)-NY                    2

                   HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)


     - If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts in accordance with the "Transfer" section of the Rider.

90% CAP RULE: If, on any Valuation Day this Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into
the Transfer Account should occur.   Transfers out of the Transfer Account and
into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T = Min (MAX (0, 0.90 * (V +  B) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))      Money is transferred from the elected
                                                                                 Sub-accounts to the Transfer Account

T = Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))     Money is transferred from the Transfer Account
                                                       to the elected Sub-accounts

MONTHLY TRANSFER CALCULATION:

On each monthly anniversary of the Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

Min (B, .05 * (V + B)) < (C\\u\\* V - L + B) / (1 - C\\u\\), then

T\\M\\ = Min (B, .05 * (V + B))     Money is transferred from the Transfer Account
                                    to the elected Sub-accounts.

TARGETS REFERENCED IN THE TRANSFER CALCULATION FORMULA:
C\\u\\ = [83%
C\\us\\ = 84.5%
C\\t\\ = 80%
C\\l\\ = 78%]

P-SCH-PRVA-HD(8/12)-NY                    3

                   HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

     "A" FACTORS USED IN CALCULATING THE TARGET VALUE (IN YEARS AND MONTHS
                     SINCE THE EFFECTIVE DATE SHOWN ABOVE)

       MONTHS
YEARS  1       2      3      4      5      6      7      8      9      10     11     12
-----  ------  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
[1      15.34  15.31  15.27  15.23  15.20  15.16  15.13  15.09  15.05  15.02  14.98  14.95
 2      14.91  14.87  14.84  14.80  14.76  14.73  14.69  14.66  14.62  14.58  14.55  14.51
 3      14.47  14.44  14.40  14.36  14.33  14.29  14.26  14.22  14.18  14.15  14.11  14.07
 4      14.04  14.00  13.96  13.93  13.89  13.85  13.82  13.78  13.74  13.71  13.67  13.63
 5      13.60  13.56  13.52  13.48  13.45  13.41  13.37  13.34  13.30  13.26  13.23  13.19
 6      13.15  13.12  13.08  13.04  13.00  12.97  12.93  12.89  12.86  12.82  12.78  12.75
 7      12.71  12.67  12.63  12.60  12.56  12.52  12.49  12.45  12.41  12.38  12.34  12.30
 8      12.26  12.23  12.19  12.15  12.12  12.08  12.04  12.01  11.97  11.93  11.90  11.86
 9      11.82  11.78  11.75  11.71  11.67  11.64  11.60  11.56  11.53  11.49  11.45  11.42
10      11.38  11.34  11.31  11.27  11.23  11.20  11.16  11.12  11.09  11.05  11.01  10.98
11      10.94  10.90  10.87  10.83  10.79  10.76  10.72  10.69  10.65  10.61  10.58  10.54
12      10.50  10.47  10.43  10.40  10.36  10.32  10.29  10.25  10.21  10.18  10.14  10.11
13      10.07  10.04  10.00   9.96   9.93   9.89   9.86   9.82   9.79   9.75   9.71   9.68
14       9.64   9.61   9.57   9.54   9.50   9.47   9.43   9.40   9.36   9.33   9.29   9.26
15       9.22   9.19   9.15   9.12   9.08   9.05   9.02   8.98   8.95   8.91   8.88   8.84
16       8.81   8.77   8.74   8.71   8.67   8.64   8.60   8.57   8.54   8.50   8.47   8.44
17       8.40   8.37   8.34   8.30   8.27   8.24   8.20   8.17   8.14   8.10   8.07   8.04
18       8.00   7.97   7.94   7.91   7.88   7.84   7.81   7.78   7.75   7.71   7.68   7.65
19       7.62   7.59   7.55   7.52   7.49   7.46   7.43   7.40   7.37   7.33   7.30   7.27
20       7.24   7.21   7.18   7.15   7.12   7.09   7.06   7.03   7.00   6.97   6.94   6.91
21       6.88   6.85   6.82   6.79   6.76   6.73   6.70   6.67   6.64   6.61   6.58   6.55
22       6.52   6.50   6.47   6.44   6.41   6.38   6.36   6.33   6.30   6.27   6.24   6.22
23       6.19   6.16   6.13   6.11   6.08   6.05   6.03   6.00   5.97   5.94   5.92   5.89
24       5.86   5.84   5.81   5.79   5.76   5.74   5.71   5.69   5.66   5.63   5.61   5.58
25       5.56   5.53   5.51   5.48   5.46   5.44   5.41   5.39   5.36   5.34   5.32   5.29
26       5.27   5.24   5.22   5.20   5.18   5.15   5.13   5.11   5.08   5.06   5.04   5.01
27       4.99   4.97   4.95   4.93   4.91   4.88   4.86   4.84   4.82   4.80   4.78   4.75
28       4.73   4.71   4.69   4.67   4.65   4.63   4.61   4.59   4.57   4.55   4.53   4.51
29       4.49   4.47   4.45   4.43   4.41   4.39   4.37   4.35   4.33   4.32   4.30   4.28
30       4.26   4.24   4.22   4.20   4.18   4.17   4.15   4.13   4.11   4.09   4.07  4.06**

** In all subsequent years and months thereafter, the "a" factor is 4.06.]

P-SCH-PRVA-HD(8/12)-NY                    4

                   HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

INVESTMENT REQUIREMENTS:

The following Investment Options are available as of the Effective Date. Allocation percentages are currently limited to: [

     (1)  any one Prudential Portfolio Combination indicated below; or

     (2) one or more Asset Allocation Portfolios indicated below where the allocations made among these portfolios must total 100%; or

     (3) the Custom Portfolios Program where allocations must be at least [30%] among the listed Bond Portfolios and the remaining percentage among the listed Additional Portfolios and/or Asset Allocation Portfolios in any percent combinations.]

PRUDENTIAL PORTFOLIO COMBINATIONS:

     [COMBINATION 1:
     25% AST Capital Growth Asset Allocation
     25% AST Franklin Templeton Founding Funds Allocation
     20% AST New Discovery Asset Allocation
     30% AST First Trust Capital Appreciation Target

     COMBINATION 2:
     25% AST FI Pyramis(R)  Asset Allocation
     25% AST J.P. Morgan Global Thematic
     25% AST First Trust Capital Appreciation Target
     25% AST Advanced Strategies

     COMBINATION 3:
     30% AST Wellington Management Hedged Equity
     20% AST BlackRock Global Strategies
     20% AST Academic Strategies Asset Allocation
     30% AST Advanced Strategies

     COMBINATION 4:
     40% AST T. Rowe Price Asset Allocation
     35% AST Balanced Asset Allocation
     25% AST First Trust Balanced Target

     COMBINATION 5:
     30% AST T. Rowe Price Asset Allocation
     20% AST CLS Moderate Asset Allocation
     15% AST Schroders Global Tactical
     10% AST First Trust Balanced Target
     25% AST Advanced Strategies

     COMBINATION 6:
     20% AST CLS Moderate Asset Allocation
     35% AST Schroders Multi-Asset World Strategies
     30% AST Academic Strategies Asset Allocation
     15% AST J.P. Morgan Strategic Opportunities

     COMBINATION 7:
     30% AST T. Rowe Price Asset Allocation
     70% AST Preservation Asset Allocation

     COMBINATION 8:
     50% AST Preservation Asset Allocation
     20% AST Horizon Moderate Asset Allocation
     30% AST J.P. Morgan Strategic Opportunities

     COMBINATION 9:
     25% AST Preservation Asset Allocation
     75% AST J.P. Morgan Strategic Opportunities

P-SCH-PRVA-HD(8/12)-NY                    5

                   HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

ASSET ALLOCATION PORTFOLIOS

 AST Balanced Asset Allocation
 AST Capital Growth Asset Allocation
 AST FI Pyramis(R)  Asset Allocation
 AST Franklin Templeton Founding Funds Allocation
 AST New Discovery Asset Allocation
 AST Preservation Asset Allocation
 AST T. Rowe Price Asset Allocation
 AST CLS Moderate Asset Allocation
 AST Horizon Moderate Asset Allocation
 AST J.P. Morgan Global Thematic
 AST Schroders Global Tactical
 AST First Trust Balanced Target
 AST First Trust Capital Appreciation Target
 AST Academic Strategies Asset Allocation
 AST Advanced Strategies
 AST BlackRock Global Strategies
 AST J.P. Morgan Strategic Opportunities
 AST Schroders Multi-Asset World Strategies
 AST Wellington Management Hedged Equity


CUSTOM PORTFOLIOS PROGRAM

 BOND PORTFOLIOS:
 AST Lord Abbett Core Fixed Income
 AST Neuberger Berman Core Bond
 AST PIMCO Total Return Bond
 AST Prudential Core Bond
 AST Western Asset Core Plus Bond

 ADDITIONAL PORTFOLIOS:

 AST Goldman Sachs Concentrated Growth
 AST Jennison Large-Cap Growth
 AST Marsico Capital Growth
 AST MFS Growth
 AST T. Rowe Price Large-Cap Growth
 AST QMA US Equity Alpha
 AST BlackRock Value
 AST Goldman Sachs Large-Cap Value
 AST Jennison Large-Cap Value
 AST Large-Cap Value
 AST MFS Large-Cap Value
 AST T. Rowe Price Equity Income
 AST Goldman Sachs Mid-Cap Growth
 AST Neuberger Berman Mid-Cap Growth
 AST Mid-Cap Value
 AST Neuberger Berman / LSV Mid-Cap Value
 AST High Yield
 AST Money Market
 AST PIMCO Limited Maturity Bond
 AST T. Rowe Price Global Bond
 AST Western Asset Emerging Markets Debt
 AST Federated Aggressive Growth
 AST Small-Cap Growth
 AST Goldman Sachs Small-Cap Value
 AST Small-Cap Value
 AST International Growth
 AST International Value
 AST J.P. Morgan International Equity
 AST MFS Global Equity
 AST Parametric Emerging Markets Equity
 AST Cohen & Steers Realty
 AST Global Real Estate
 AST T. Rowe Price Natural Resources]

P-SCH-PRVA-HD(8/12)-NY                    6